Exhibit 99.1

Amedisys Announces Care Center Closures and Consolidations

BATON ROUGE, Louisiana (March 28, 2014)—Amedisys, Inc. (NASDAQ: “AMED”), a leading home health and hospice company, today announced that it will be closing 29 care centers (23 home health and six hospice) and consolidating another 25 care centers (21 home health and four hospice) with care centers servicing the same markets.

As a result of these actions, we expect to incur non-recurring charges in the range of $7 to $9 million in the first quarter of 2014. These charges include lease terminations of approximately $2 to $3 million, severance payments of approximately $3 to $4 million and a non-cash other intangibles impairment charge of approximately $2 million. These estimates are preliminary and could change materially.

About Amedisys:

Amedisys, Inc. (NASDAQ: AMED) is a “health care at home” company delivering personalized home health and hospice care to more than 360,000 patients each year. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, palliative care for those with a terminal illness, or hospice care at the end of life. For more information about Amedisys, please visit: http://www.amedisys.com.

We use our company website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

This press release includes forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, our ability to divest care centers currently held for sale, changes in or our failure to comply with existing Federal and State laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the home health industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services due to the economic downturn and deficit spending by Federal and State governments, future cost containment initiatives undertaken by third-party payors, our access to financing due to the volatility and disruption of the capital and credit markets, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate and manage our information systems, our ability to agree on the terms of a settlement to resolve both the U.S. Department of Justice investigation and the Stark Law Self-Referral matter or fund required settlement payments in the manner currently contemplated and changes in law or developments with respect to any litigation or investigations relating the Company, including the SEC investigation, the OIG Self-Disclosure issues and various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

Contacts:
For Investors:	For Media:
Amedisys, Inc.	Amedisys, Inc.
David Castille	Kendra Kimmons
Director – Treasury/Finance	Managing Director, Marketing & Communications
225.299.3665	225.299.3720
david.castille@amedisys.com	kendra.kimmons@amedisys.com